Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces Fourth Quarter and Fiscal Year 2014 Results

SIPING, CHINA — March 31, 2015 — THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT” or the “Company”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2014.

Fourth Quarter 2014 (Unaudited) Financial Highlights

  Sales revenue decreased by 38.5% year-over-year to US$24.2 million, exceeding the Company’s previously stated guidance of US$12 million to US$18 million.
  Gross profit decreased by 45.1% year-over-year to US$6.0 million.
  Gross margin for the fourth quarter 2014 was 24.8%, compared to 27.7% for the fourth quarter 2013.
  Operating income decreased by 141.3% year-over-year to US$-1.2 million.
  Net income attributable to common stockholders decreased by 178.7% year-over-year to US$-1.3 million.

Fiscal Year 2014 (Audited) Financial Highlights

  Sales revenue decreased by 15.0% year-over-year to US$61.1 million.
  Gross profit decreased by 14.9% year-over-year to US$18.9 million.
  Operating income decreased by 37.3% year-over-year to US$3.1 million.
  Net income attributable to common stockholders decreased by 30.4% year-over-year to US$2.1 million.
  Basic and fully diluted net income per share was US$0.10 for 2014, compared with net income per share of US$0.15 for 2013.

Comment from Zhao Guohong, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, “Since demand for our heat exchange solutions was affected by China’s continuously slowing macroeconomic environment during the whole year, our revenue during the fiscal year of 2014 decreased by 15.0% year-over-year to US$61.1 million, compared to US$71.8 million in 2013. The economic slowdown has marked impact on some industries we serve, especially those with excessive capacity such as petrochemical, metallurgical and shipbuilding industries.

“Looking ahead to the next year, however, we believe that several positive factors will be conductive to improving our financial performance. Firstly, Chinese government has been demonstrating strong commitment to environment conservation. In the green actions supported by government, our products would play a great role in improving energy efficiency and reducing waste. Secondly, we believe that China’s urbanization and industrialization will continue to provide opportunities for our products and services, even with the economic slowdown started in 2014. If the momentum continues, we believe that we will be able to sustain our growth and maintain our leadership in the heat exchange industry in China.”

Fiscal Year 2014 Audited Financial Results

Revenue

Sales revenue for the fiscal year 2014 was US$61.1 million, a 15.0% decrease from US$71.8 million in 2013, primarily because of decreased demand for heat exchange units, plate heat exchangers and air coolers in response to China’s economic slowdown. Sales volume of heat exchange products amounted to 3,256 units, a decrease of 162 units from 3,418 units in 2013. Such decrease was mainly due to decreased sales from plate heat exchangers, heat exchange units and air coolers.

For the fiscal year 2014, sales revenue from heat exchange units decreased US$2.9 million, or 9.3% year-over-year, to US$28.6 million. Sales revenue from plate heat exchangers decreased 21.1% year-over-year to US$18.1 million from US$22.9 million in 2013. Sales revenue from air-cooled heat exchangers decreased 70.3% year-over-year to US$1.3 million from US$4.2 million in 2013. The decreased revenue from heat exchange units, plate heat exchangers and air coolers was mainly due to decreased demand from the petrochemical, metallurgical and shipbuilding industries as a result of the overall economic slowdown in China in 2014.

Cost of Sales

Cost of sales for the fiscal year 2014 decreased by 15.0% year-over-year to US$42.2 million from US$49.7 million in 2013, mainly attributable to decreased total labor costs in factory and raw material costs in 2014.

Gross Profit and Gross Margin

Gross profit for 2014 was US$18.9 million, representing a 14.9% decrease from US$22.2 million in 2013, mainly attributable to decreased sales from heat exchange units, plate heat exchangers and air coolers.

Gross margin increased to 30.86% in 2014 compared to 30.85% in 2013, mainly due to decrease in labor costs and raw material costs in 2014.

Operating Expenses

Administrative expenses decreased 16.5% year-over-year to US$7.2 million in 2014, compared to US$8.6 million in 2013. The reduction was driven primarily by lower allowance for doubtful accounts. We adopted various methods to improve collection of overdue receivables, which resulted in decrease in bad debt expense.

Research and development (R&D) expenses rose by 7.7% to US$2.9 million in 2014 from US$2.6 million in 2013, primarily due to the Company’s increasing emphasis on R&D and expanded investment in the development of new products such as large-scale plate heat exchanger used in cold air-conditioning, integrated evaporation station and micro channel plate heat exchanger in 2014.

Selling expenses totalled US$5.7 million in 2014, representing a decrease of 3.8% over 2013, mainly due to a decrease in transportation costs.

Accordingly, total operating expenses decreased by 8.4% to US$15.7 million in 2014 compared to US$17.2 million in 2013.

Income before Income Taxes

Income before income taxes for the fiscal year 2014 decreased by 26.0% to US$3.1 million from US$4.2 million in 2013. The decrease was mainly attributable to the decreased gross profit.

Income Tax

Income tax expenses decreased to US$1.0 million in 2014 from US$1.1 million in 2013 as a result of a decrease in taxable income.

Net Income

Net income attributable to common stockholders was US$2.1 million in 2014, a decrease of 30.4% compared to US$3.1 million in 2013.

Basic and fully diluted net income per share was US$0.10 in 2014, compared with US$0.15 in 2013.

Liquidity

As of December 31, 2014, the Company had cash and cash equivalents of US$12.2 million and restricted cash of US$0.6 million. During the year, there was a net cash inflow of US$3.2 million, compared with a net cash outflow of US$1.6 million in 2013.

Net cash provided by operating activities was US$6.1 million for 2014, compared with US$2.9 million for 2013. The increase in net cash provided by operating activities was mainly because of more decrease of trade receivables, more decrease of retention receivable, more decrease of other receivables, increased other payable and accrued expenses, offset by decreased net income, and more purchase of inventories.

Net cash provided by investing activities was US$0.17 million for 2014, compared with US$0.05 million for 2013.

Net cash used in financing activities was US$3.2 million for 2014, compared with US$4.8 million for 2013.

Outlook for First Quarter Fiscal 2015

THT expects to generate net revenues in the range of US$7 million to US$9 million during the first quarter of 2015, compared with US$8.3 million in the same period of 2014. This represents the Company’s current and preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

  This press release contains certain statements that may include "forward looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as believes,"expects"or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel: +86 (434) 3266779
Email: IR@tht.cn

Rubing Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Audited Consolidated Balance Sheets
As of December 31, 2014 and 2013
(Stated in thousands of US Dollars)

	December 31,2014	December 31,2013

Assets
Current assets
Cash and cash equivalents	12,248	9,082
Restricted cash	550	1,452
Accounts receivable, net	42,883	44,316
Inventories, net	27,927	25,304
Other current assets	12,065	16,621
Total current assets	95,673	96,775
Long-term accounts receivable	1,910	2,209
Other non-current assets	15,654	13,838
Total assets	113,237	112,822

Liabilities
Current liabilities
Short-term bank loans	12,691	16,038
Other current liabilities	34,732	32,825
Total current liabilities	47,423	48,863
Long-term loan	569	573
Total liabilities	47,993	49,436
Total shareholders’ equity	65,244	63,386
Noncontrolling interests	-	-
Total liabilities and equity	113,237	112,822

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Income
For Fiscal Year Ended December 31, 2014 and 2013
(Stated in thousands of US Dollars, except number of shares and per share data)

	Year ended December 31,
	2014	2013

Sales revenue	61,097	71,836
Cost of sales	(42,243)	(49,678)

Gross profit	18,854	22,158

Operating expenses
Administrative expenses	7,200	8,623
Research and development expenses	2,852	2,649
Selling expenses	5,677	5,901

Total operating expenses	15,730	17,172
Operating income	3,125	4,985
Interest income	12	7
Other income	761	685
Financial costs	(741)	(1,469)
Other expense	(77)	(46)

Income before income taxes	3,079	4,163
Income taxes expenses	(951)	(1,054)

Net income before noncontrolling interests	2,128	3,109
Net (income) loss attributable to noncontrolling interest	-	(53)

Net income attributable to the equity stockholders	2,128	3,055

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	0.10	0.15

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Cash Flows
For Fiscal Year Ended December 31, 2014 and 2013
(Stated in thousands of US Dollars)

	Fiscal Year Ended December 31,
	2014	2013

Net cash provided by operating activities	6,120	2,893
Net cash provided by investing activities	173	48
Net cash used in financing activities	(3,173)	(4,779)
Effect of exchange rate changes on cash and cash equivalents	44	217
Net (decrease) / increase in cash and cash equivalents	3,165	(1,621)
Cash and cash equivalents at beginning of the period	9,082	10,703
Cash and cash equivalents at end of the period	12,248	9,082